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                                                                   EXHIBIT 10.04

INGRAM MICRO [LETTERHEAD]

December 21, 1994

Mr. Jeffrey R. Rodek
595 Riverview Road
Memphis, TN 38120

Dear Jeff:

This letter will confirm Ingram Micro's offer of employment to you as President and Chief Operating Officer. You will be responsible for direction and management of the U.S. organization. You will also be named a member of the Ingram Micro Board of Directors.

In this position, you will report directly to me. Your direct reports will include Sanat Dutta, Executive Vice President; Ron Hardaway, Senior Vice President and U.S. Chief Financial Officer; Harold Pierce, Vice President of Human Resources; Robert Grambo, Vice President of Telesales and Greg Hawkins, Vice President of Sales, (who co-manage the sales function); Amy Hoffman, Vice President of Product Marketing; Susan Salay, Vice President of Strategic Marketing; and a to-be-named Vice President of Marketing Services, (acting head is Pat Dunne, Senior Director of Marketing). Ron Hardaway is acting in a dual capacity as Worldwide Chief Financial Officer for Ingram Micro and U.S. Chief Financial Officer. As a result, we will co-manage him until the Worldwide Chief Financial Officer is hired.

After a two month orientation and training period, you will assume full profit and loss and asset management for Ingram Micro U.S. Doug Antone, Senior Vice President of Ingram Micro and President of Ingram Alliance Reseller Company, reports to David Dukes. After a further transition period, Doug and Ingram Alliance will be moved to your reporting and profit and loss responsibilities.

Continuing to report to me will be David Dukes, Co-Chairman; David Rutledge, Senior Vice President of Administration; Mike Kelly, Senior Vice President of MIS; John Winkelhaus, Senior Vice President of Europe; Larry Elchesen, President of Ingram Micro Canada; and Eric Sigman, Vice President of Corporate Development.

Your base salary will be $400,000 per year, ($33,333.33 monthly), to be paid on the Company's normal month-end payroll cycle. Your performance will be reviewed annually, commencing January 1, 1996. You will be eligible to


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Mr. Jeff Rodek
December 21, 1994
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participate in the standard health and employee benefit programs of Ingram Micro effective upon your date of employment. Information describing these programs is enclosed with this letter. Please note the supplemental thrift plan available to you.

Ingram Micro agrees to pay you one year's severance, (one times your annual base salary), if the Company terminates your employment without cause within the first three years of employment.

You will also be eligible to participate in the Executive Management Incentive Bonus Plan, targeted at 50% of your annual base salary, with a maximum potential payout of 150% of the targeted amount. Since your employment in 1995 will be slightly less than a full year, payment will be based upon actual earnings. Your target achievement will be based 70% on U.S. pre-tax, pre-bonus profit of Ingram Micro, and 30% on worldwide pre-tax, pre-bonus profit. Sixty percent of your actual award will be determined automatically, with the remaining payout determined by your individual performance against mutually agreed upon goals. Should worldwide and U.S. pre-tax and pre-bonus profits of Ingram Micro not reach the minimum plan target, no payouts will be made against either the Company or the individual performance components. Bonuses are expected to be paid in March, 1996.

To maximize the benefit available to you for qualified stock options, if you accept our offer of employment, you will be placed on the Ingram Micro payroll on December 31, l994. You will be paid a token amount until you actually begin working for the company, but this will allow us to grant you Incentive Stock Options in 1994.

At its next meeting the Ingram Industries Compensation Committee will be asked to award these Ingram Industries Inc. stock options:

1. 5,000 Ingram Industries Inc. qualified stock options with a date of December 31, 1994, with one-quarter vesting after the second, third, fourth and fifth year of employment;


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Mr. Jeff Rodek
December 21, 1994
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2.    5,000 Ingram Industries Inc. qualified stock options with a date of
      January 1, l995, with one-quarter vesting after the second, third, fourth and fifth year of employment;

3. 15,000 Ingram Industries Inc. non-qualified options with a date of January 1, 1995, with a vesting of one- quarter after each of the second, third, fourth and fifth year of employment;

4. 15,000 Ingram Industries Inc. non-qualified options with a vesting of one-quarter after each of the third, fourth, fifth and sixth year of employment. These are awarded January 1, 1995.

This letter supercedes your previous letter which stated one-third vesting instead of one-quarter.

Enclosed is a summary of the qualified and non-qualified stock option plans.

Ingram Micro agrees to assist you with relocation of you and your family to Southern California. We agree:

(a) to pay for house hunting trips for you and your family, twice monthly trips to visit your family until they move, the actual moving charges (including packing), 90-day temporary housing for you until your family arrives, and other direct moving costs;

(b) your house purchasing expense, including customary closing costs and up to two points on your loan. The maximum loan amount covered under this agreement is $600,000.00;

(c) your house sales expense, including reasonable and customary real estate commissions on the sale of the house which is your primary residence, legal fees at closing, non-recurring closing costs, etc.

Ingram Micro agrees to further "gross up" the taxable portions of payments (a),
(b) and (c) at your marginal combined Federal and California tax rate. If necessary, Ingram Micro will engage an employee relocation firm to


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Mr. Jeff Rodek
December 21, 1994
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acquire your home should you be unsuccessful in selling your home yourself within ninety days of your start date.

Ingram Micro is an "at will" employer with continued employment based upon job performance, (i.e., successfully meeting expectations and requirements established for your job), and the continued success of Ingram Micro's business activity. Provisions of all employee benefits, compensation and perquisite programs may be amended, revised, suspended or deleted at any time with or without notice.

If the above confirms your understanding of the terms and conditions of your employment, please sign both copies of this letter and return the original to me.

This offer and its terms and conditions will expire on December 29, 1994, at the close of Ingram Micro's business day.

Jeff, the Ingram Industries Board of Directors, the Ingram Micro management team and I look forward to you becoming an integral member of Ingram Micro and Ingram Industries.

Very truly yours,

Linwood A. Lacy, Jr.
Co-Chairman of the Board
Chief Executive Officer

LAL:cmm
Enc.

c:   Bronson Ingram
     Phil Pfeffer
     Michael Head
     Harold Pierce

ACCEPTED AND AGREED:

- ----------------------------------
Jeffrey R. Rodek                                 Date


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